Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”) is entered into effective as of this 8th day of March, 2006, by and between Bristow Group Inc., a Delaware corporation f/k/a Offshore Logistics, Inc. (“Company”), and Michael R. Suldo, an individual (“Executive”). Company and Executive are sometimes hereinafter each referred to as a “Party” and collectively as the “Parties”.
     WHEREAS, the Parties entered into that certain Employment Agreement (the “Agreement”) dated effective June 1, 2005, setting forth the terms under which Company would employ Executive; and
     WHEREAS, the Parties desire to amend the Agreement to provide a new definition of “Good Reason” as provided in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree to amend the Agreement as follows:
     1. The Parties hereby amend the Agreement by deleting Section 10(aa) in its entirety and replacing it with the following:

“(aa)	“Good Reason” shall mean, in the absence of the Executive’s consent, (i) a material failure by the Company to comply with any of the material provisions regarding the Executive’s position and duties set forth in Section 1 hereof or the Executive’s compensation and benefits set forth in Section 2 hereof, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, (ii) the relocation of the Executive’s job to a location more than fifty (50) miles from the Company’s facility at 4605 Industrial Drive, New Iberia, Louisiana 70560 that creates an unreasonable and material burden on the Executive or the Executive’s spouse and children (if any), or (iii) any action or inaction by any member of the Board, the Chief Executive Officer or the President, in connection with the business of the Company, which (A) causes the Executive to be named as a party in a Proceeding for which the Company does not provide Director’s and Officer’s Insurance coverage for the Executive pursuant to Section 9(g) or indemnification of the Executive pursuant to the Certificate of Incorporation and Bylaws of the Company, or (B) requires or could reasonably be expected to require the Executive to commit in connection with the discharge of the Executive’s duties to the Company (1) malfeasance, fraud, or dishonesty, or (2) a willful and material violation of Company policies or U.S. laws and regulations (including SEC rules and regulations) or accounting and auditing rules and regulations generally known as U.S. generally accepted accounting principles and U.S. generally accepted auditing standards, or (3) any conduct that could reasonably be expected to result in an indictment or formal charge under the laws of the United States or any political subdivision thereof for a felony or a misdemeanor involving moral turpitude.”
     2. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.
     3. This Amendment, which may be executed in one or more counterparts, is executed as and shall constitute an amendment to the Agreement, and shall be construed in connection with and as a part of the Agreement. Except as amended by this Amendment, all the terms and provisions of the Agreement shall remain in full force and effect.
     4. This Amendment embodies the entire agreement and understanding between the Parties related to the subject matter hereof, and supercedes and replaces any other agreement or understanding between the Parties regarding the subject matter of this Amendment, whether written or oral, prior to this Amendment. This Amendment may not be modified, amended, varied or supplemented except by an instrument in writing signed by Company and Executive.
     5. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws rule or provision.
     IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized representative effective as of the date first written above.

BRISTOW GROUP, INC.

By:	/s/ William E. Chiles
Name:	William E. Chiles
Title:	President and Chief Executive Officer

/s/ Michael R. Suldo
MICHAEL R. SULDO